                                                               EXHIBIT NO. 2
                                                               -------------
                      VESSEL SALE AND PURCHASE AGREEMENT
                      ----------------------------------

          THIS VESSEL SALE AND PURCHASE AGREEMENT ("Agreement") made as of this 4th day of September, 1998, by and between Clipper Odyssey, Ltd., organized under the laws of the Commonwealth of The Bahamas ("Buyer"), with offices at 7711 Bonhomme Avenue, St. Louis, Missouri 63105 and Spice Islands Cruises Ltd., organized under the laws of the British Virgin Islands ("Seller"), c/o 50 Cuscaden Road #08-01, HPL House, Singapore 249724.

          WHEREAS, Seller is the owner of that certain passenger cruise ship (the "Vessel") described as follows:

          Name:                  Oceanic Odyssey
          Registry:              Bahamas
          Port of Registry:      Nassau
          IMO No.:               IMO 8800195
          Official No.:          C6023
          Gross Tonnage:         5218; and

          WHEREAS, Seller desires to sell and Buyer desires to purchase the Vessel upon the terms and conditions set forth in this Agreement.

          NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and adequacy of which hereby is acknowledged, and with the intent to be legally bound hereby, the parties agree as follows:

      1.    Purchase and Sale of Vessel.  Seller agrees to sell and Buyer
            ---------------------------
agrees to purchase the Vessel, together with its tackle, necessaries, apparel, boats, tenders and all landing craft (including life boats and inflatable boats), spare parts, radio and navigation equipment, crockery, plate, cutlery, linen and other similar items, cordage, general outfit and all other appurtenances and appliances belonging to the Vessel, whether aboard the Vessel or on shore at the time of delivery of the Vessel to Buyer, but excluding spares on order. In addition, the following items shall be excluded from the sale:

            a. crockery, plates, cutlery, linen and other articles bearing the Seller's flag or name;

            b. Library, forms, etc. exclusively for use on the Seller's vessels;

            c. Captain's, Officer's and Crew's personal belongings including slop chest;

            d. Art work, except the five Dutch paintings currently on Deck 3 of the Vessel;

            e.    Musical instruments owned by contractors; and

            f. stock inventory items for the spa and hairdressers, excluding furniture and equipment, such as hair dryers, massage table, etc.

Buyer shall take over remaining bunkers on board on the Closing Date (as defined in Section 8 hereof) and unused lubricating oil in unopened drums and/or in storage tanks on board at the port of delivery on the Closing Date.

      2.    Purchase Price.  The aggregate Purchase Price for the Vessel
            --------------
shall be Sixteen Million United States Dollars only ($16,000,000) ("Purchase Price"), payable as follows: (a) on the date hereof, $2,000,000 (the "Deposit"), which shall be paid by wire transfer of immediately available funds to the Escrow Agent (as defined below); (b) on the Closing Date (as defined below) (i) $8,500,000, payable by transfer of immediately available funds in Singapore (by transfer to such account or accounts as Seller shall direct or by delivery of a banker's draft or drafts drawn on a bank with a branch in Singapore) (the "Closing Cash Payment"); and (ii) delivery of Buyer's Promissory Note in the principal amount of $5,500,000 in substantially the form attached hereto as Exhibit A (the "Note"). The
                                          ---------
Deposit and the Closing Cash Payment herein are referred to as the "Cash Portion". All interest or other earnings on the funds held by the Escrow Agent shall, if the Closing occurs, be paid to Seller and credited against the payment provided in clause (b)(i) above and, if the Closing does not occur, shall be paid to Buyer. All payment made by the Buyer shall be paid free of all bank charges from Buyer's bank.

      The amount referred to in Clause 2(a) above shall constitute the deposit by the Buyer as security for its fulfillment of its obligations under this Agreement. The deposit will be made to the account opened with NationsBank N.A. (the "Escrow Agent") on the date hereof, which deposit shall be subject to the terms and conditions set out in the escrow agreement (substantially in the form set out and attached hereto as Exhibit C and
                                                          ---------
incorporated herein by reference) entered into between the Escrow Agent, the Seller and the Buyer concurrently with the execution of this Agreement (the "Escrow Agreement").

      3.    Buyer's Conditions.  Buyer's obligation to purchase the Vessel is
            ------------------
expressly conditioned on:

            a.    Seller's representations and warranties set forth in
                  Section 5 below being true and correct in all material respects on the Closing Date;

            b. Receipt on the Closing Date of a bill of sale, in duplicate, transferring title to the Vessel to the Buyer, with full warranty of title, notarized and otherwise in form acceptable for filing and recording with the Bahamas Maritime Authority;

            c. Receipt of a report by D. J. Catchpole or such other independent marine surveyor as Buyer may select at the Buyer's cost and expense, in form and substance reasonably satisfactory to Buyer, of an inspection of the Vessel, including its hull, machinery and equipment during dry-dock at Singapore on or about November 1 - 12, 1998;

            d. Receipt on the Closing Date of a Passenger Ship Safety Certificate issued by Nippon Kaiji Kyokai under the provisions of the International Convention for the Safety of Life At Sea, 1974, as amended and specifically including, but not limited to, the 1997 amendments ("SOLAS"), certifying that the Vessel complies in all respects with the requirements under SOLAS for full ocean operation of the Vessel, including by way of example and not limitation, Chapters IV and IX thereof;

            e. Completion, during the dry-docking described in clause c. above and at Buyer's sole cost and expense, of all work, installation and equipment such that the Vessel on the Closing Date complies in all respects with all functional requirements of the SOLAS Global Marine Distress and Safety System which becomes effective February 1, 1999 with respect to radiocommunication equipment, facilities and installation;

            f. Receipt on the Closing Date, against payment of the Cash Portion by the Buyer of a satisfaction, release or discharge, suitable for recording, of that certain Mortgage, dated October 13, 1997 (the "Mortgage"), from Seller in favor of Standard Chartered Bank ("Mortgagee") of Tampines Central 5, Singapore;

            g. Receipt of an executed copy of the Bareboat Charter Agreement, in substantially the form attached hereto as Exhibit B (the "Charter") and an executed copy of the
                  ---------
                  Charter Escrow Agreement (as defined in the Charter and in substantially the form attached thereto as Exhibit 3);
                                                             ---------

            h. Receipt on the Closing Date on board the Vessel of an original set of the Vessel's as-built drawings and specifications, classification certificates and other technical information in Seller's possession or under its control;

            i. The original Certificate of Registry and an original Transcript of Register or Status of Register, as the case may be;

            j. Receipt, on or before the Closing Date, of (i) a legal opinion from legal counsel in the State of Missouri, United States of America, in form and substance reasonably satisfactory to the Buyer, obtained at the sole cost and expense of Buyer, confirming the authorization, execution, legality, validity, delivery and enforceability of this Agreement and the documents to be executed in connection herewith, and on such matters of the law of United States of America relevant to this Agreement as the Buyer reasonably may request; and (ii) a legal opinion of Seller's British Virgin Islands legal counsel, obtained at the sole cost and expense of Buyer, with respect to the organization and existence of Seller, the corporate power of Seller and authorization and execution of this Agreement and the documents executed in connection herewith and on such matters of the law of the British Virgin Islands relevant to this Agreement and the documents to be executed and delivered in connection herewith as the Buyer reasonably shall request; and

            k. Copies (certified by the corporate secretary of Seller) of Seller's constituent documents and the resolutions of the Seller's Board of Directors authorizing the execution, delivery and performance of this Agreement and the transactions contemplated herein.

      4. Seller's obligation to transfer and sell the Vessel to the Buyer is expressly conditioned on:

            a. Buyer's representations and warranties set forth in Section 6 below, being true and correct in all material respects on the Closing Date;

            b. Receipt of the Cash Portion of the Purchase Price (the Deposit from the Escrow Agent and the Closing Cash Payment from the Buyer) and the executed Note in accordance with
                  Section 8.b hereof;

            c. Receipt of the Charter executed by Buyer and an executed copy of the Charter Escrow Agreement (as defined in the Charter and in substantially the form attached thereto as
                  Exhibit 3);
                  ---------

            d. Receipt of a Guaranty, executed by Intrav, Inc., a Missouri corporation ("Intrav"), sole shareholder of Buyer, in substantially the form attached hereto as Exhibit D (the
                                                            ---------
                  "Guaranty");

            e. Receipt, on or before the Closing Date, of (i) a legal opinion from legal counsel in the State of Missouri, United States of America, obtained at the sole cost and expense of Seller, in form and substance reasonably satisfactory to the Seller confirming the authorization, execution, delivery, validity, legality and enforceability of this Agreement and the documents to be executed in connection therewith, including but not limited to the Guaranty and on such matters of the law of United States of America relevant to this Agreement and the documents to be executed in connection herewith as the Seller reasonably may request; and (ii) a legal opinion of legal counsel in the Bahamas, obtained at the sole cost and expense of Seller, in form and substance reasonably satisfactory to the Seller with respect to the organization and existence of Buyer the corporate power of Buyer and the authorization and execution of this Agreement and the documents to be executed in connection herewith and on such matters of the law of the Bahamas relevant to this Agreement and the documents to be executed and delivered in connection herewith as the Seller reasonably may request; and

            f. Receipt of copies (certified by the corporate secretary of Buyer or Intrav, as the case may be) of Buyer's and Intrav's constituent documents and the resolutions of the Buyer's and Intrav's respective Boards of Directors authorizing the execution, delivery and performance of, in the case of Buyer, this Agreement and the transactions and documents contemplated herein and, in the case of Intrav, the Guaranty.

      5.    Seller's Representations.  Seller hereby represents and warrants
            ------------------------
the following:

            a. That Seller has and on the Closing Date will have good and lawful title to and possession of the whole of the Vessel;

            b. That the Vessel shall be transferred to the Buyer free and clear of all mortgages, pledges, liens, maritime liens, conditional sales agreements, encumbrances, charters, or charges of any type or kind, save for time or voyage charters entered or to be entered into in respect of the Vessel as may be disclosed in writing by the Seller to the Buyer on or before the Closing Date, provided that no such time or voyage charter shall extend beyond the end of the Charter Period (as defined in the Charter);

            c. That Seller is a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands and in good standing in the jurisdictions in which it conducts business and has all the corporate power and authority necessary to sell the Vessel;

            d. The Vessel meets all requirements to obtain, and has, a valid and current International Load Line Certificate issued by Nippon Kaiji Kyokai under the International Convention on Load Lines, 1966, as amended; and

            e. Seller has provided to Buyer true and correct copies of all insurance policies currently in effect with respect to the Vessel and its use and operation.

      6.    Buyer's Representations.  Buyer hereby represents and warrants
            -----------------------
that it is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of the Bahamas and in good standing in the jurisdictions in which it conducts business and has all the corporate power and authority necessary to purchase the Vessel and execute, deliver and perform this Agreement, the Note, the Charter and the Escrow Agreement.

      7.    Covenants of Seller.  Seller hereby covenants and agrees that on
            -------------------
or before the Closing Date it shall:

            a. Make available to Buyer's representatives true and correct originals or copies of all records relating to the Vessel (with Buyer to bear the cost of any copying costs) including as-built drawings and specifications, operating expense records, damage, repair and maintenance records, ship's logs, and information regarding customer service (including any customer surveys, complaints and the like);

            b. Fully disclose to Buyer all commitments and agreements with respect to the chartering or other committed use of the Vessel (i) between the date hereof and the Closing Date and
                  (ii) on or after the Closing Date;

            c. Do and take all actions necessary to satisfy the conditions to Buyer's obligation to purchase the Vessel set forth in
                  Section 3.d and .f hereof and to cooperate and permit access to the Vessel in order to permit fulfillment of the conditions described in Section 3.c and .e hereof;

            d. Cause the Vessel to be insured through and including the Closing Date with the same coverages, limits, policies and underwriters as [in effect on the date hereof]. From and after the Closing Date, Seller shall maintain the insurance coverages required by the Charter.

      8.    Closing.  The closing of the sale and purchase of the Vessel (the
            -------
"Closing") shall occur on the date not later than six Business Days after the Vessel is ready for delivery and written notice thereof has been given by the Seller to the Buyer and all conditions to the Buyer and all conditions to Buyer's obligation to purchase the Vessel have been met or provided for, but in no event later than November 30, 1998, on which the Vessel is accepted by Buyer (the "Closing Date") at the offices of Buyer or as otherwise agreed by the parties.

            a. On Closing, the Seller shall deliver to the Buyer the instruments, documents and agreements described in clauses b, d, f, g, h, i and k of Section 3 hereof.

            b. On Closing, the Buyer shall do or deliver to the Seller the following:

                  (i) pay the Closing Cash Payment of the Purchase Price by transfer of immediately available funds in Singapore (by transfer to such account or accounts as Seller shall direct or by delivery of a banker's draft or drafts payable to such parties as Seller shall direct in writing, including the Mortgagee under the Mortgage, drawn on a bank with a branch in Singapore) in the amount of the Closing Cash Payment portion of the Purchase Price;

                  (ii) irrevocable written directions to the Escrow Agent to deliver, by wire transfer of immediately available funds, the Deposit (together with all interest earned thereon) to such account or accounts as Seller shall specify in writing at least 48 hours prior to the Closing or by delivery of a banker's draft or drafts drawn on a bank with a branch in Singapore; and

                  (iii) deliver to the Seller the instruments, documents and agreements described in clauses c, d and f of
                        Section 4 hereof.

            c. Each party shall on compliance by the other party with clauses (a) and (b) above (as the case may be), execute the Bareboat Charter Agreement in duplicate.

      9.    Drydock.  Seller shall in connection with the delivery of the
            -------
Vessel cause the Vessel to be drydocked at a port in Singapore on or about November 1, 1998 (or such other date as shall be agreed to by Seller and Buyer), with completion of inspection (as contemplated by Section 3(c) hereof), repair and improvements (as contemplated by Section 3(e) hereof) to be completed by or on behalf of the Buyer on or about November 11, 1998. The Buyer shall instruct D. J. Catchpole or such other independent marine surveyor to inspect the Vessel as aforesaid and shall pay such fees as may be required for such purpose. The expenses in connection with putting the Vessel in and taking her out of drydock, including drydock dues shall be paid by the Seller. The independent marine surveyor's fees shall be paid by the Buyer. The Buyer shall undertake the inspection without undue delay to the Vessel. Should the Buyer cause such delay, the Buyer shall compensate the Seller for losses thereby incurred. The Buyer shall inspect the Vessel without significant cost to the Seller. During the inspection, the Vessel's log books for engine and deck shall be made available for the Buyer's examination. If the Vessel is accepted after such afloat inspection, the purchase shall, save as set out in this Agreement, become definite provided the Seller receives written or telexed notice from the Buyer within 48 hours after completion of such inspection. Should notice of acceptance of the Vessel not be received by the Seller as aforesaid, the Deposit shall immediately be released, whereafter this Agreement shall ipso facto cease and
                                                         ----------
determine and neither party shall have any claim against the other for costs, damages, compensation or otherwise.

      10.   Condition of Vessel.  Seller represents or warrants that the
            -------------------
Vessel (on delivery of the Vessel) shall be in all material respects in the same condition as when inspected by Buyer pursuant to Section 3(c) hereof, and shall be fit and seaworthy, suitable for the service intended with no deferred maintenance in excess of $200,000 in the aggregate.

      11.   No Liens.  Seller and Buyer each represent to the other that
            --------
there are no valid claims against Seller or Buyer for brokerage commissions or similar payments and Seller and Buyer each agree to indemnify, defend and hold the other harmless for any claims arising or claim to have arisen through them for brokerage commissions or similar payments.

      12.   Delivery.  The Vessel shall be deemed delivered to Buyer
            --------
hereunder at Singapore, simultaneous with the Closing. Seller shall be responsible for any sale, use or similar taxes, fees and expense imposed in Singapore or in the Bahamas upon or in connection with the sale of the Vessel and Buyer also shall be responsible for any sales, use or similar taxes, fees and expenses incurred in connection with the purchase of the Vessel and the re-registration of the Vessel at Nassau, Bahamas.

      13.   Indemnification.  Seller, on behalf of itself and its successors
            ---------------
and assigns, hereby agrees to indemnify and hold Buyer and its successors and assigns, harmless from any and all claims, demands, causes of action, judgments, awards, damages and/or suits which may be asserted against Buyer as a result of Seller's ownership and/or operation of the Vessel and/or any operation by any charterer of Seller. The indemnification provided herein shall include all attorneys fees and costs of defense and shall survive the Closing provided for herein.

      14.   Risk of Loss.
            ------------

            a. All risk of loss, whether total loss, constructive total loss or less than total loss or constructive total loss shall be borne by Seller prior to the Closing and any insurance proceeds for events occurring prior to the Closing shall be for the Seller's account. Buyer shall have no obligation to purchase the Vessel if it is damaged after its inspection and survey and prior to Closing. All insurance proceeds for such loss shall be paid to and solely for the account of Seller. In the event that the Vessel suffers damage which does not constitute a total loss or constructive total loss, Buyer may, at its sole option elect to purchase the Vessel, in which case any insurance proceeds payable with respect to such accident shall be used to repair the Vessel. In order to assist in having such repairs accomplished, Seller shall assign to Buyer all of its rights under the insurance policies covering such loss.

            b. All risk of loss, whether total loss, constructive total loss or less than total loss or constructive total loss shall, subject to the terms and conditions of the Charter, be borne by Buyer subsequent to the Closing and any insurance proceeds for events occurring subsequent to the Closing shall be for the Buyer's account.

      15.   Governing Law.  This Agreement shall be governed by and construed
            -------------
in accordance with the internal laws of the State of Missouri, and where applicable, the federal laws of the United States.

      16.   Dispute Resolution.  In the event any dispute shall arise in
            ------------------
connection with the interpretation of this Agreement or the respective rights and obligations of the parties hereunder or under the Note, the Escrow Agreement or the Guaranty, such dispute shall be submitted to arbitration in New York, New York. If any of the appointed arbitrators refuses or is incapable of acting, the party or parties who appointed him, shall appoint a new arbitrator in his place. If one of the parties fails to appoint an arbitrator - either originally or by way of substitution - for thirty (30) days after the other party having appointed its arbitrator has sent the party making default notice in writing to make the appointment, the other arbitrator shall be appointed by the Society of Maritime Arbitrators Inc. on behalf of the party making a default. One arbitrator shall be appointed by each of the parties hereto and a third by the two so chosen. Their decision, or that of any two of them shall be final, and for the purpose of enforcing any award, this Agreement may be a rule of the court. The arbitrators shall be commercial persons, conversant with shipping matters. The arbitration shall be conducted in accordance with the rules of the Society of Maritime Arbitrators Inc. For disputes where the total amount claimed by either party does not exceed US $100,000, the arbitration shall be conducted in accordance with the Shortened Arbitration Procedure of the Society of Maritime Arbitrators Inc.

      17.   Confidentiality.  The parties hereto agree that no public
            ---------------
announcement or other disclosure of the existence and contents of this Agreement shall be made by either party without the prior consent of the other (which consent shall not be unreasonably withheld or delayed) except for (a) their accountants or attorneys and other professional advisors, (b) public authorities to whom disclosure is required, (c) the mortgagee under the Mortgage, (d) in connection with the arbitration or litigation of any dispute arising hereunder or (e) as required by any applicable law; provided, however, that prior to any disclosure pursuant to the foregoing clauses (b) or (e), the disclosing party shall use its commercially reasonable best efforts to give prior written notice to the other party of such disclosure and Buyer shall coordinate with Seller any public announcement required by the United States federal securities laws applicable to Buyer or its parent corporation, Intrav, Inc.

      18.   Notices.  All notices or other communications required or
            -------
permitted to be given under this Agreement shall be given in writing and delivered personally or sent by registered mail (with postage prepaid) or international courier or fax to the following address and fax number, or to such other address as any party may from time to time designate in a notice to the other.

                        If to Buyer:

                              Clipper Odyssey, Ltd.
                              7711 Bonhomme Avenue
                              St. Louis, Missouri  63105
                              Attention:  Wayne L. Smith II

                              Telephone:  314/727-0500, Ext. 299
                              Facsimile:  314/727-2533

                        with a copy to:

                              Thompson Coburn
                              One Mercantile Center
                              St. Louis, Missouri 63101
                              Attention:  William R. Bay, Esq.

                              Telephone:  314/552-6000
                              Facsimile:  314/552-7000

                        If to Seller:

                              Spice Islands Cruises Ltd.
                              50 Cuscaden Road #08-01
                              HPL House
                              Singapore 249724
                              Attention:  Prithpal Singh

                              Telephone:  011-65-734-5250
                              Facsimile:  011-65-732-0347

                        with a copy to:

                              Drew & Napier
                              20 Raffles Place #17-00
                              Ocean Towers
                              Singapore 048620
                              Republic of Singapore
                              Attention:  Evelyn Wee

                              Telephone:  011-65-535-0733
                              Facsimile:  011-65-535-4864

Any such notice or communication shall be deemed to have been duly served (if given or made personally) immediately or (if given or made by facsimile) upon evidence of transmission or upon confirmed answerback or (if given or made by international courier) once the return receipt for the served notice has been signed by the party receiving the notice or (if given or made by letter) 48 hours after posting or (if made or given to or from an address outside Singapore) ten days after posting and in proving the same it shall be sufficient to show that the envelope containing the same was duly addressed, stamped and posted. Each notice or communication made by telefax shall be followed by a confirmation copy to be sent by post. Failure to send any confirmation copy shall have no effect on the validity or deemed delivery of the notice or communication.

      19.   Further Assurances.  The Seller and Buyer shall do and perform
            ------------------
such other and further acts and execute and deliver any and all such other and further instruments as may be required by law or reasonably requested by the other (and at such other party's cost) to establish, maintain and protect the respective rights and remedies of the other and to carry out and effect the intent and purpose of this Agreement.

      20.   Failure of Conditions Precedent.  If any condition set forth in
            -------------------------------
Section 3, Section 4 or Section 8 hereof is not fulfilled by the Closing Date and is not waived by the Buyer (in the case of the conditions specified in Sections 3, 8.a and 8.c above) or the Seller (in the case of Sections 4, 8.b and 8.c above), then the parties hereto shall have the following rights and obligations:

            a. In the case of Buyer, if any condition set forth in Sections 3.a, 3.b, 3.d, 3.f, 3.g, 3.h, 3.i, 3.k, 8.a or
                  8.c above is not fulfilled, for any reason other than an actual or constructive total loss of the Vessel after the date hereof, Buyer shall be entitled to the return of the Deposit (and all interest earned thereon), then Buyer shall be entitled to rescind this Agreement and Buyer shall be entitled to claim compensation for its actual losses and expenses incurred, together with interest at eight per cent (8%) per annum thereon; provided, that Buyer shall not be entitled to consequential, incidental or exemplary damages and shall not be entitled to actual damages and expenses incurred in an aggregate amount in excess of $2,000,000. If there shall occur an actual or constructive total loss of the Vessel after the date hereof and prior to the Closing Date or if any condition specified in Sections 3.c, 3.e or 3.j is not fulfilled, then Buyer shall be entitled to the return of the Deposit (and all interest earned thereon) and this Agreement shall terminate and neither Seller nor Buyer shall have any further or additional obligation or liability to the other with respect to this Agreement or the transactions contemplated herein.

            b. In the case of Seller, if any condition set forth in Sections 4 (other than subsection e thereof), 8.b or 8.c hereof is not fulfilled, then Seller shall be entitled to rescind this Agreement, in which case the Deposit (and all interest earned thereon) shall be forfeited to Seller as its sole and exclusive remedy with respect thereto as liquidated damages. In the event that this Agreement is terminated for any reason whatsoever, the Buyer shall at its own cost and expense, forthwith remove all such work, installation and equipment in respect of the Vessel effected by the Seller at the request of the Buyer and ensure that the Vessel is placed in condition as if such work, installation or equipment had not been effected; provided, that any work, installation or equipment effected pursuant to Section 3.e shall remain in place and Seller shall pay to Buyer Buyer's actual cost therefor.

      21.   Survival.  All representations and warranties contained herein or
            --------
made in another writing by the Seller and Buyer in connection with the transaction contemplated hereby shall be true and correct at the Closing and shall survive the execution and delivery of this Agreement and the Closing of the sale and transfer contemplated hereunder.

      22.   Entire Agreement; Counterparts.  This Agreement constitutes the
            ------------------------------
entire understanding of the parties and supersedes any and all other agreements, written or oral, with respect to the subject matter hereof. This Agreement may only be modified or amended by written instruments signed by both parties. This agreement may be executed in two or more counterparts which together shall constitute a single agreement.

      23.   Binding Effect.  This Agreement shall be binding on the parties
            --------------
hereto and inure to the benefit of their respective successors and assigns.

      IN WITNESS WHEREOF, this Vessel Sale and Purchase Agreement has been entered into on the date first set forth above by and between Seller and Buyer.

SPICE ISLANDS CRUISES LTD.                 CLIPPER ODYSSEY, LTD.



By         /s/ Ong Beng Seng               By        /s/ Wayne L. Smith II
  --------------------------------           ---------------------------------
Name:  Ong Beng Seng                       Name:  Wayne L. Smith II
Title: President                           Title: Executive Vice President

                                  EXHIBIT A
                                  ---------

                           FORM OF PROMISSORY NOTE

                                  EXHIBIT B
                                  ---------

                      FORM OF BAREBOAT CHARTER AGREEMENT

                                  EXHIBIT C
                                  ---------

                           FORM OF ESCROW AGREEMENT

                                  EXHIBIT D
                                  ---------

                              FORM OF GUARANTY